EXHIBIT 2

Elbit Systems Receives Award From Israel-America Chamber of Commerce & Industry

Wednesday May 14, 6:43 am ET

HAIFA, Israel, May 14 /PRNewswire-FirstCall/ -- Elbit Systems Ltd. (Nasdaq: ESLT
- News), today announced that it received the 2002 Chamber Award from the Israel-America Chamber of Commerce & Industry. The award is presented to companies that distinguish themselves in investment and trade between Israel and the US.

The award was presented to Elbit Systems by the Hon. Daniel C. Kurtzer, the U.S. Ambassador to Israel.

The award committee commented that the Chamber Award is presented to Elbit Systems "in recognition of its outstanding accomplishment in the continued enhancement, development, production and support of sophisticated technology systems in the United States during the year 2002."

Elbit Systems' activity in the US, together with its subsidiary EFW Inc., amounted to $268 million, out of total revenue of $827 million for the year 2002. Elbit Systems subsidiaries in the US act in close cooperation with leading US defense industries, supplying advanced systems to all arms of the US military. The systems are employed on advanced platforms such as combat aircraft, helicopters, armored vehicles and other land systems.

About Elbit Systems Ltd.

Elbit Systems Ltd. is an international defense electronics company engaged in a wide range of defense-related programs throughout the world, in the areas of aerospace, ground and naval systems, command, control, communications, computers and intelligence (C4I) and advanced electro-optic technologies. The Company focuses on the upgrading of existing military platforms and developing new technologies for defense applications.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.